Exhibit 10.24

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made as of the ___ day of August, 2016, by and between FRENCH OVERSEAS COMPANY, LLC, a Florida limited liability company (“Landlord”), and ALLIANCE ENTERTAINMENT, LLC, a Delaware limited liability company authorized to do business in the State of Florida (“Tenant”). Landlord and Tenant shall be collectively referred to as the “Parties” and each a “Party.”

Recitals

WHEREAS, the Parties entered into that certain lease agreement dated January 7, 2011, for the demise of real property located 1401 N.W. 136 Avenue, Sunrise, Florida, which is more specifically described in said lease, as well as that certain First Amendment to Lease dated January 31, 2012 (the lease and first amendment shall be collectively referred to as the “Lease”); and

WHEREAS, the Lease expires on July 19, 2017; and

WHEREAS, the Parties wish to extend the term of the Lease under the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the covenants and obligations contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Terms

1.	Recitals. The above recitals are hereby incorporated as if fully set forth herein.

2.

Incorporation of Lease; Supremacy. The terms of the Lease are incorporated as if fully set forth herein. In the event of a conflict between the terms of the Lease and this Second Amendment, the terms of this Second Amendment shall prevail.

3.

Extension of Lease Term. The Parties hereby agree to extend and continue the Lease for a period (the “Renewal Term”) commencing on July 1, 2017 (the “Renewal Date”), and continuing for a period of five (5) years and (5) months.

4.	Rent.

a.

Base Rent. The Base Rent at the start of the Renewal Term shall be $13.75 per rentable square foot. Base Rent shall be increased by three percent (3%) on July 1st of each year during the Renewal Term. Notwithstanding the foregoing, Tenant’s Base Rent and Additional Rent shall be abated during month one (1) which is July 2017, month two (2) which is August 2017, month thirteen (13) which is July 2018, month fourteen (14) which is August 2018 and month twenty-five (25) which is July 2019 of the Renewal Term.

b.	Additional Rent. Paragraph 3(c) of the Lease shall be deleted from the Lease as of the Renewal Date and replaced as follows:

Tenant shall pay, as additional rent (“Additional Rent”), prorated for that part of the Lease Term within the applicable calendar year, Tenant’s Percentage Share, as such term is defined in Section 3(d)(iv) below, of the total amount of (i) the annual Operating Expenses, as such term is defined in Section 3(d)(i); provided, however, except for each full calendar year of the Lease Term, Tenant’s Percentage Share of Operating Expenses (excluding Non-Controllable Expenses, as defined in Section 3(d)(ii) below) shall not be greater than one hundred three percent (103%) of Tenant’s Percentage Share of Operating Expenses (excluding Non-Controllable Expenses) for the prior calendar year, and (ii) the Taxes, as such term is defined in section 3(d)(iii), for the Building. On or before March 31 following a year for which Additional Rent is payable hereunder, Landlord shall use its best efforts to provide Tenant with the amount of the actual Additional Rent for the previous year (the “Additional Rent Breakdown”), and a reasonable breakdown of the items included therein, together with an invoice for any underpayments of Additional Rent, which must be paid by Tenant within thirty (30) days following receipt of such invoice, or to be included with the next monthly payment of Rent, (whichever shall occur first), or a check to Tenant to reimburse Tenant for any overpayment of Additional Rent. Tenant may, at Tenant’s cost and expense and never more than once in any twelve (12) month period, have the right to audit the Building’s operating expenses provided Tenant gives written notice to Landlord within twelve (12) months of receiving the last Additional Rent Breakdown. Any audit by Tenant shall be limited to the previous twelve (12) months from the date Tenant provides Landlord with written notice of its election to audit. Tenant shall be entitled to reimbursement only if Tenant’s audit indicates that the Building’s operating expenses were overstated by more than three percent (3%).

5.	Expansion Rights. Any right held by Tenant to expand or otherwise increase the number of square feet rented pursuant to the Lease is deemed deleted, as of the date hereof.

6.	Renewal Option. Paragraph 41 of the Lease shall be stricken and replaced as follows:

Provided this Lease (including amendments) is still in effect and Tenant is not in material default under any of the terms and conditions of this Lease (including amendments) and which Landlord has noticed Tenant thereof in accordance with the notice provisions of the Lease, at the time Tenant exercises its option or at the commencement of the applicable Renewal Term, Tenant shall have two options to renew as follows: (i) an option for a three (3) year extension under the terms set forth in Paragraph 41 of the Lease (as amended by this Paragraph) and (ii) an option for a five (5) year extension in which the Base Rent shall be 95% of the then-current Fair Market Rental Rate as defined in Exhibit A hereto. If Tenant wishes to exercise either option, Tenant must provide Landlord written notice (the “Renewal Notice) of its election no less than twelve (12) months prior to the expiration of the then-current term. The Renewal Notice must specify which option Tenant is choosing in order to be effective.

7.	Landlord Improvements. Landlord will perform the following improvements within six (6) months within execution of this Second Amendment:

a.	Upgrade the third (3rd) floor common area – i.e. elevator area, lobby, landing area, and bathrooms – so that it is substantially similar to the common area on the second (2nd) floor.

b.	Ensure all windows are properly caulked and/or sealed in order to avoid water leaks.

c.	Repair any roof leaks and/or ceiling tiles which have water damage.

d.	Repair any leak on the fourth (4th) floor which may be present in the stairwell.

e.	Replace all of the overhead lighting that was in the recessed ceiling area above the bullpen/cubicle area on the South side of the Building.

f.	Unlock the second (2nd) floor bathrooms.

In the event Landlord fails to complete any of the Landlord improvements set forth in subparagraph 7(a) above within the six (6) month anniversary of the execution of this Second Amendment, then Tenant shall have the right to withhold from any and all payments due Landlord during each month of the Term, including, but not limited to the Base Rent and Additional Rent, commencing with the seventh from the execution date of this Second Amendment an amount equal to ten percent (10%) of the aggregate amounts otherwise due Landlord until such time Landlord has satisfactorily completed all of the Landlord improvements set forth in subparagraph 7(a) above. However, the Tenant shall not have a right to withhold if the Landlord is required to obtain governmental permits for any of the work described above or if there is a delay caused by factors outside of the Landlord’s control (such as, for example, shortage of materials, acts of God, acts of terrorism, etc.) If there is a delay covered by the preceding sentence, then the six (6) month period shall be extended for a commercially reasonable amount of time dependent upon the event causing the delay.

8.

Relocation. Landlord shall have the right to relocate the portion of the Premises located on third (3rd) floor into mutually agreeable space that is comparable space within the Building. Landlord may exercise this right only once. In the event Landlord exercises this right, Landlord shall pay for associated moving costs and interior improvements, including, but not limited to costs to move furniture, fixtures and equipment and cabling into the new Premises substantially similar to those paid for by Landlord pursuant to the Master Lease of the current Premises located on the 3rd floor.

9.	Parking.

a.

Decrease on Assignment. In the event Tenant seeks to assign or sublet the Premises, Landlord may, in its sole and absolute discretion, condition its consent to the assignment or subletting upon the decrease of the number of parking spaces allotted Tenant (and/or its assignee) to five (5) spaces per each one thousand (1,000) square feet of Rentable Area of Premises. However, the Landlord’s ability to condition the assignment or subletting upon a decrease of the number of parking spaces shall not apply when the assignee or sub-lessee is a subsidiary or affiliated company/entity of Tenant or to the surviving corporation in any merger or consolidation involving the Tenant.

10.

Broker’s Commission. Landlord shall pay a broker’s commission to Brady Titcomb of Jones Lang LaSalle Brokerage, Inc. as representative of the Landlord and Zachary Wendelin and Matthew Cheezem of Jones Lang LaSalle Brokerage, Inc. as representatives of Tenant, the terms of which are set forth in a separate agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Extension Agreement as of the day and year first above written.

Witnesses:	“LANDLORD”

FRENCH OVERSEAS COMPANY, LLC,
a Florida limited liability company

	By:	/s/ Martina San Miguel
	Name:	Martina San Miguel
	Title:	Vice President

“TENANT”

ALLIANCE ENTERTAINMENT, LLC
Witnesses:	a Delaware limited liability company

	By:	/s/ George W. Campagna
	Name:	George W. Campagna
	Title:	CFO

EXHIBIT A

The “Fair Market Rental Rate” shall mean the rate which a willing landlord, under no compulsion to rent, would agree to accept and a willing tenant, under no compulsion to rent, would agree to pay for base rent for Comparable Leases in the Sawgrass Mills area submarket at the time of exercise of the applicable Renewal Option. “Comparable Leases” shall mean leases which are approximately of the same term as the Renewal Term and are for similar space in similar projects (with occupancy rates similar to the Building) located within the Sawgrass Mills Area Submarket. In determining the Fair Market Rental Rate, the rental rate for Comparable Leases shall be reasonably adjusted for the following: (a) similarity of interior common area improvements; (b) similarity of location in the Submarket; (c) access to public transportation and proximity to car parking spaces; (d) similarity of construction materials and amenities; and (e) applicable allowances for leasehold improvements, brokerage commissions, or other then prevailing market concessions, but without regard to any time during which the applicable space is taken off the market for repairs, upgrades or improvements. Comparable Leases shall not include: (i) any transactions where the landlord of the subject building is in default of its mortgage or other indebtedness on the building, or is currently, or has been in the prior twelve months, in foreclosure proceedings relating to the applicable building or the landlord acquired title to the building by foreclosure or deed-in-lieu of foreclosure; and (ii) transactions in which the tenant has some form of equity participation in the building or lease transaction.

Within 30 days after receipt of the Renewal Notice for each Renewal Term, Landlord shall notify Tenant of its determination of the Fair Market Rental Rate for the Renewal Term. In the event that Tenant objects to Landlord’s determination, Tenant must notify Landlord within ten (10) days after receipt of Landlord’s notice or Tenant shall be deemed to have irrevocably accepted the Landlord’s determination of Fair Market Rental Rate for the applicable Renewal Term. If Landlord and Tenant disagree on the Fair Market Rental Rate, the Fair Market Rental Rate will be determined through the binding appraisal process set forth below.

If appraisal is required to determine the Fair Market Rental Rate for any Renewal Term, Landlord and Tenant will each select a reputable appraiser within 10 business days after Tenant’s notice of objection to Landlord’s determination of the Fair Market Rental Rate. Within 10 business days of their own appointment, the two appraisers thus selected must choose a third appraiser who will act as umpire. The appraisers selected by the parties must proceed with dispatch to make independent appraisals of the Fair Market Rental Value of the Premises, without regard to this lease. If the lower appraisal differs by more than 10% from the higher appraisal, the umpire must reconcile the differences to arrive at a single value to be used to establish a base rent. If the lower appraisal differs by 10% or less from the higher appraisal, the mean value will be used to fix the base rent. The parties must bear equally the fees and expenses of the appraisers and umpire. If the rent for the Renewal Term has not been determined on the first day of the Renewal Term, Tenant will continue to pay the base rent applicable to the final lease year of the preceding term until the base rent for the Renewal Term is determined. Once determined, any difference between the rent paid and the rent due will be resolved as follows: If Tenant has underpaid the rent, the shortage must be paid on Landlord’s demand. If Tenant has overpaid, the excess may be applied to rent due in the future until the excess is exhausted.